Exhibit 5.4

Jeffrey C. Nelson

jnelson@vogellaw.com

May 23, 2013

Nuverra Environmental Solutions, Inc.

14646 N. Kierland Blvd., Suite 260

Scottsdale, Arizona 85254

Re:	1960 Well Services LLC
Registration Statement on Form S-4

Our File No.: 044921.12000

Ladies and Gentlemen:

We have acted as special counsel to your subsidiaries Badlands Power Fuels, LLC, a North Dakota limited liability company (“Power Fuels”); Badlands Leasing, LLC, a North Dakota limited liability company (“Leasing”); and Landtech Enterprises L.L.C., a North Dakota limited liability company (“Landtech”) (each of Power Fuels, Leasing and Landtech being referred to individually as a “North Dakota Guarantor” and referred to collectively as the “North Dakota Guarantors”), in connection with the public offering of up to $150,000,000 aggregate principal amount of 9.875% Senior Notes due 2018 (the “Exchange Notes”) by Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Issuer”), pursuant to that certain Indenture, dated as of April 10, 2012, among the Issuer, the Guarantors, as defined in said Indenture, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee,” and such indenture, as supplemented by the First Supplemental Indenture, dated as of April 10, 2012, the Second Supplemental Indenture, dated as of September 19, 2012, and the Third Supplemental Indenture, dated as of November 30, 2012, the “Indenture”), as further amended or supplemented from time to time, which provides for the guarantee of the Exchange Notes by the Guarantors, with such Guarantors including the North Dakota Guarantors (the “Guarantees”), to the extent set forth in the Indenture.

We have not been involved in the preparation of the registration statement, nor were we involved in the negotiation, preparation or execution of the Indenture or Guarantees contained therein, or any of the related agreements executed or delivered in connection with the Exchange Notes. We have from time to time rendered opinions pursuant to North Dakota law with respect to the North Dakota Guarantors but we have not represented the North Dakota Guarantors in any other instance related to the Exchange Notes.

US Bank Building  |   200 North 3rd Street, Suite 201  |   PO Box 2097  |   Bismarck, ND 58502-2097

Phone: 701.258.7899   |   Fax: 701.258.9705   |   Toll Free: 877.629.0705

Fargo  —   Bismarck  —  Moorhead  —  Minneapolis   —  Williston                 www.vogellaw.com

May 23, 2013

We understand that this opinion is being furnished to comply with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 of the Issuer and the Guarantors relating to the Exchange Notes and the Guarantees to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on the date hereof (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Indenture, including Article X thereof containing the Guarantee obligations of each North Dakota Guarantor;

(c) an executed copy of the First Supplemental Indenture dated as of April 10, 2012 among Heckmann Hydrocarbons Holdings Corporation, TFI Holdings, Inc., Thermo Fluids, Inc., the Issuer, the other Guarantors party thereto and the Trustee;

(d) an executed copy of the Second Supplemental Indenture dated as of September 19, 2012 among Appalachian Water Services, LLC, the Issuer, the other Guarantors party thereto and the Trustee;

(e) an executed copy of the Third Supplemental Indenture dated as of November 30, 2012, among each of the North Dakota Guarantors, the Issuer, the other Guarantors party thereto and the Trustee;

(f) the Articles of Organization of Power Fuels filed with the North Dakota Secretary of State on November 3, 2005, as certified by the Secretary of State of the State of North Dakota as of November 8, 2012;

(g) the Articles of Organization of Leasing filed with the North Dakota Secretary of State on December 14, 2007, as certified by the Secretary of State of the State of North Dakota as of October 30, 2012;

(h) the Articles of Organization of Landtech filed with the North Dakota Secretary of State on June 21, 2005, as certified by the Secretary of State of the State of North Dakota as of October 30, 2012;

(i)	the Operating Agreement of Power Fuels, dated as of December 13, 2005 (the “Power Fuels Operating Agreement”);

(j) the Amended and Restated Operating Agreement of Leasing, dated as of November 30, 2012 (the “Leasing Operating Agreement”);

May 23, 2013

(k) the Operating Agreement of Landtech, dated as of June 1, 2005 (the “Landtech Operating Agreement”);

(l) the Unanimous Written Consent of the sole member of Power Fuels, dated November 30, 2012;

(m) the Unanimous Written Consent of the sole member of Leasing, dated November 30, 2012;

(n) the Unanimous Written Consent of the sole member of Landtech, dated November 30, 2012;

(o) a Certificate of Good Standing issued by the North Dakota Secretary of State with reference to Power Fuels and dated March 27, 2013;

(p) a Certificate of Good Standing issued by the North Dakota Secretary of State with reference to Leasing and dated March 27, 2013;

(q) a Certificate of Good Standing issued by the North Dakota Secretary of State with reference to Landtech and dated March 27, 2013;

(r) an executed copy of the Secretary’s Certificate of Power Fuels dated the date hereof;

(s) an executed copy of the Secretary’s Certificate of Leasing dated the date hereof; and

(t) an executed copy of the Secretary’s Certificate of Landtech dated the date hereof.

We have also examined such written statutes of the State of North Dakota and such written regulations thereunder and such reported orders, judgments or decrees of courts as we have deemed necessary for purposes of this letter.

We do not express any opinion with respect to any federal or state securities law or the laws of any jurisdiction other than the State of North Dakota.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have relied on each representation made in the documents referred to above as to various questions of fact material to the matters set forth below, and we have not assumed any responsibility for making any independent investigation or verification of any factual matter stated in or represented by any of the foregoing documents or any other factual matter.

In issuing this letter, we have acted only as members of the bar in the State of North Dakota. We do not express any opinion with respect to the laws of any jurisdiction other than the State of North Dakota.

May 23, 2013

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.	each of the North Dakota Guarantors is validly existing and in good standing under the laws of the State of North Dakota;

2.	each of the North Dakota Guarantors has the corporate power to guarantee the Exchange Notes pursuant to the Indenture;

3.	each of the North Dakota Guarantors has taken all corporate action necessary to authorize the execution, delivery and performance of its Guarantee; and

4.	the Guarantee of the North Dakota Guarantors has been duly authorized by all requisite limited liability company action on the part of each North Dakota Guarantor;

The opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

In addition, in rendering the foregoing opinions we have assumed that:

(a)	the Power Fuels Operating Agreement is the only agreement of the members of Power Fuels as to the affairs of Power Fuels and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Power Fuels as to the affairs of Power Fuels or the conduct of its business;

(b)	the Leasing Operating Agreement is the only agreement of the members of Leasing as to the affairs of Leasing and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Leasing as to the affairs of Leasing or the conduct of its business;

(c)	the Landtech Operating Agreement is the only agreement of the members of Landtech as to the affairs of Landtech and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Landtech as to the affairs of Landtech or the conduct of its business;

Please be further advised that this letter addresses only those laws that a North Dakota lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the entities, transactions and agreements addressed herein. The matters that are addressed in this letter, the meaning of the language used and the scope of work performed are

May 23, 2013

based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kinds set forth herein.

Our opinions and representations contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions and representations contained herein after the date hereof. This opinions and representations contained in this letter only constitute our professional judgment as to the matters set forth herein, and should not be considered to be a guarantee of any particular result.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Reed Smith LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Issuer, as filed with the Commission as Exhibit 5.1 to the Registration Statement on the date hereof.

The Vogel Law Firm, Ltd.

/s/Jeffrey C. Nelson